Exhibit 99.1 NEWS RELEASE

May 3, 2019
Noble Midstream Partners Reports First Quarter 2019 Results
Houston, Texas - Noble Midstream Partners LP (NYSE: NBLX) (Noble Midstream or the Partnership) today reported first quarter 2019 financial and operational results. The Partnership’s results are consolidated to include the non-controlling interests in the Partnership’s development companies (DevCos) retained by Noble Energy, Inc. (Noble Energy) as well as Greenfield Midstream, LLC’s (Greenfield Midstream) 45.6% ownership of Black Diamond Gathering, LLC (Black Diamond Gathering); however, certain results are shown as “attributable to the Partnership,” which exclude the aforementioned non-controlling interests retained by Noble Energy and Greenfield Midstream. Noble Midstream believes the results “attributable to the Partnership” provide the best representation of the ongoing operations from which the Partnership’s unitholders will benefit.
First Quarter Highlights include:

•	Net Income of $63 million, or $44 million attributable to the Partnership

•	Adjusted EBITDA¹ attributable to the Partnership of $63 million, a 14% increase over the first quarter of 2018

•	Organic capital expenditures attributable to the Partnership of $36 million, a 72% reduction compared to the first quarter of 2018

•	Declared a 20% annual increase in distribution per unit to $0.6132, with a distribution coverage ratio¹ of 1.9x

•	Record oil and gas gathering and sales volumes of 287 thousand barrels of oil equivalent per day (MBoe/d), up 73% versus first quarter of 2018

•	Reported fresh water delivery volumes of 220 thousand barrels of water per day (MBw/d), up 31% from the first quarter of 2018

•	Closed transformative Permian equity investments in the EPIC Crude Pipeline (30% interest), EPIC Y-Grade Pipeline (15% interest), and Delaware Crossing joint venture (50% interest)

•	Secured a $200 million preferred equity commitment for the EPIC Crude Pipeline, with an initial $100 million funded during the first quarter of 2019
“We continued strong execution and captured meaningful capital efficiencies during the first quarter of 2019, delivering quarterly throughput and EBITDA according to plan on capital that was below expectations. This, combined with closing of our transformative Permian joint ventures, provides a leading growth platform with meaningful geographic, service and customer diversification. We’ve accomplished a lot in a short period to build a business with a strong multi-year cash flow growth profile,” Terry R. Gerhart, Chief Executive Officer of Noble Midstream stated.

1 Adjusted EBITDA, DCF and Distribution Coverage Ratio are not Generally Accepted Accounting Principles (GAAP) measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.

First Quarter 2019 Results
Gathering throughput was consistent with expectations while fresh water delivery volumes were above the guided range for the first quarter.
In the gathering business, oil and gas gathering and sales volumes of 287 MBoe/d were up slightly from the fourth quarter of 2018 as an increase in DJ Basin throughput was offset by planned lower volumes in the Delaware Basin. As expected, produced water gathering throughput was down 4% compared to the fourth quarter of 2018 based on the fewer well connections.
Average fresh water delivered in the first quarter was 5% above of the high end of guidance at 220 MBw/d and up 22% compared to the fourth quarter of 2018. The Partnership delivered water to approximately four completion crews on dedicated acreage in the DJ Basin during the quarter, compared to approximately three in the fourth quarter of 2018.
First quarter investment income of $2.3 million was primarily comprised of approximately $3.4 million from the Partnership’s minority ownership in White Cliffs Pipeline LLC and from the Partnership’s 50% ownership in the Advantage Pipeline, L.L.C.; this was offset by a loss from the Delaware Crossing Joint Venture of $1.1 million driven by one-time transaction expenses.
Net income of $63 million was in line with guidance during the quarter. Adjusted EBITDA¹ was $91 million in the first quarter, or 11% above the fourth quarter 2018, while Adjusted EBITDA¹ attributable to the Partnership was up 7% from the fourth quarter of 2018 at $63 million.
In the first quarter of 2019, cash interest expense attributable to the Partnership was $6.6 million and maintenance capital expenditures attributable to the Partnership totaled $6 million, resulting in distributable cash flow¹ attributable to the Partnership of $54 million and a distribution coverage ratio¹ of 1.9x.
Green River DevCo
Green River results during the first quarter of 2019 reflect record oil, gas and produced water throughput for Noble Energy’s Mustang development in the DJ Basin. The Partnership turned online 21 wells during the first quarter of 2019, driving average oil and gas gathering throughput to approximately 35 MBoe/d, up 36% from the prior quarter. Average produced water volumes of 10 MBw/d were relatively consistent with the fourth quarter of 2018. Fresh water deliveries at Mustang during the first quarter of 2019 totaled 120 MBw/d, up from 89 MBw/d in the fourth quarter of 2018.
Laramie River DevCo
Oil and gas gathering and sales volumes during the first quarter of 2019 were up 2% compared to the fourth quarter of 2018. First quarter Black Diamond Gathering throughput averaged 92 MBbl/d, representing a 3% decline over the fourth quarter 2018 and a 67% increase since the Black Diamond Gathering acquisition close in January 2018. The Partnership connected a combined 88 wells during the quarter on Black Diamond Gathering's system and the Partnership’s wholly-owned third party gathering system for oil gathering.

Colorado River DevCo
Colorado River oil and gas gathering volumes were down 3% in the first quarter of 2019 compared to the fourth quarter of 2018, totaling 86 MBoe/d, with an increase in Wells Ranch offset by a decline in East Pony; no new wells were connected during the quarter.
Blanco River DevCo
As planned, oil and gas gathering volumes at the Blanco River DevCo of 51 MBoe/d for the first quarter of 2019 were down 12% compared to the fourth quarter of 2018 while produced water gathering volumes were down 4% on a sequential basis. The decline in gathering throughput reflects fewer wells coming online during the quarter, with the Partnership connecting 9 wells for Noble Energy. Average central gathering facility (CGF) availability was 99%. Throughput growth is anticipated to resume in the second quarter of 2019.
Trinity River DevCo
Quarterly volumes on the Advantage Pipeline system totaled 95 thousand barrels of oil per day (MBbl/d), compared to 130 MBbl/d during the fourth quarter of 2018 and 88 MBbl/d during the first quarter of 2018. The sequential decline was primarily driven by a key volume commitment shipper temporarily utilizing volume credits earned in 2018.
Capital Expenditures
Capital expenditures in the first quarter primarily reflected spending for customer well connections in the DJ Basin and Delaware Basin. Capital expenditures in the first quarter of $75 million were 35% below the low end of guidance and $36 million attributable to the partnership were 40% below the low end of guidance due primarily to sustainable savings from efficiencies, cost focus and supplier negotiations as well as the timing of customer activity. In addition, the Partnership had additions to investments totaling $271 million during the first quarter of 2019, prior to the preferred financing for the EPIC Crude Pipeline. This included $265 million related to the EPIC Crude ($104 million), EPIC Y-Grade ($123 million) and Delaware Crossing ($38 million) joint ventures.

			1Q 2019 Capital Expenditures (in millions)
DevCo	Basin	NBLX Ownership	Gross	Net
Laramie River *	DJ	100%	$23	$16
Blanco River	Delaware	40%	$27	$11
Trinity River	Delaware	100%	$2	$2
Colorado River	DJ	100%	$1	$1
San Juan River	DJ	25%	$—	$—
Green River	DJ	25%	$22	$6
Total Capital Expenditures			$75	$36
Additions to Investments			$271	$271
Capital Expenditures and Investments			$346	$307

*	Includes capital expenditures for Black Diamond, which is 54.4% owned by Noble Midstream.

Liquidity and Balance Sheet
As of March 31, 2019, the Partnership had $580 million of liquidity with $10 million in cash on hand and $570 million available under its $800 million unsecured revolving credit facility. During the quarter, Noble Midstream secured a $200 million preferred equity commitment for the EPIC Crude pipeline, with an initial $100 million funded during the first quarter and the remaining $100 million available for a one-year period subject to certain conditions precedent. Initial proceeds were used to repay a portion of outstanding borrowings under our revolving credit facility. The preferred equity is perpetual with a 6.5% dividend rate, payable quarterly in cash, with the ability to accrue unpaid dividends during the first two years. During any quarter in which a dividend is accrued, the accreted value of the preferred equity will be increased by the accrued but unpaid dividend. The preferred equity is reported net of offering costs as mezzanine equity on the Partnership’s balance sheet.

Quarterly Distribution and Update on Subordinated Units
On April 25, 2019, the board of directors of Noble Midstream’s general partner, Noble Midstream GP LLC, declared a first quarter cash distribution of $0.6132 per unit, a 20% increase from the first quarter 2018 and 64% above the minimum quarterly cash distribution. The first quarter distribution is payable on May 13, 2019, to unitholders of record as of May 6, 2019. Upon payment of the first quarter 2019 distribution to unitholders on May 13, 2019, the requirements for the conversion of all subordinated units will be satisfied under our Partnership agreement.  As a result, the Partnership expects that the subordinated units will convert to common units in accordance with the First Amended and Restated Limited Partnership Agreement of Noble Midstream and participate on terms equal with all other common units in distributions of available cash.  The conversion will not impact the amount of the cash distributions paid by the Partnership or the total units outstanding.

Second Quarter 2019 and Full Year Guidance
As planned, and consistent with 2018, the second quarter of 2019 is anticipated to be the lowest quarter for both volumes and financial guidance items. At the midpoint of guidance, gross oil and gas gathering and sales volumes are anticipated to be up slightly; volumes are anticipated to grow sequentially in the Blanco River DevCo and in the Green River DevCo. This is expected to be offset by lower throughput in the Colorado River DevCo, with no new well connections in Wells Ranch until the middle of the second quarter of 2019. At the midpoint of guidance, produced water throughput is anticipated to be up 16% in the second quarter 2019 compared to the first quarter of 2019. Gross fresh water volumes are anticipated to be down quarter over quarter, totaling between 140 and 160 MBw/d, with delivery approximately two crews compared to nearly four during the first quarter of 2019.
Full-year 2019 combined gross oil and gas gathering volumes remain unchanged at 299-325 MBoe/d, which at the midpoint of guidance, represents more than a 40% increase in throughput compared to 2018. The Partnership expects volume growth acceleration in the second half of the year, with the highest number of well connections during the third quarter. This is supported by third-party processing additions in the DJ Basin and with the startup of additional crude oil takeaway capacity in the Delaware Basin.
Full-year 2019 gross produced water gathering volumes are still expected to range between 160 and 190 MBw/d, which at the midpoint of guidance, represents over 70% annual growth compared to 2018.
Fresh water delivery volumes are anticipated to run at lower levels compared to the first quarter 2019 for the remainder of the year, with delivery to between two and three completion crews. Fresh water delivery volumes are anticipated to average between 140 and 170 MBw/d.
For the full-year, the Partnership is incorporating contributions from its equity investments in the EPIC Crude and EPIC Y-Grade pipelines. Including this, full year 2019 net income is anticipated to be between $233 million and $257 million. The Partnership is narrowing full-year 2019 Adjusted EBITDA guidance to between $355 million and $380 million. Adjusted EBITDA attributable to the Partnership is still anticipated to range between $245 million and $270 million.
Based on strong performance relative to guidance in the first quarter of 2019, Noble Midstream is currently tracking towards the low-end to below its 2019 organic capital budget of $335 million - $375 million, or $180 million - $210 million attributable to the Partnership. This provides the Partnership flexibility for any capital associated with additional commercial success or changes in customer activity levels in the balance of 2019. In addition, our equity investments in the Delaware Crossing, EPIC Crude Oil Pipeline, and EPIC Y-Grade Pipeline are still anticipated to total between $570 million and $615 million in 2019, prior to the preferred investment in the EPIC Crude Pipeline.

		Guidance
	1Q19	2Q19			2019
Gross Volumes
Oil Gathered (MBbl/d)¹	228	217	-	227	235	-	255
Gas Gathered (MMcf/d)	353	395	-	410	385	-	420
Oil and Gas Gathered (MBoe/d)¹	287	283	-	295	299	-	325
Produced Water Gathered (MBw/d)	142	160	-	170	160	-	190
Fresh Water Delivered (MBw/d)	220	140	-	160	140	-	170

Financials ($MM)
Net Income	$63	$45	-	$52	$233	-	$257
Gross Adjusted EBITDA[2]	$91	$76	-	$83	$355	-	$380
Net Adjusted EBITDA[2]	$63	$55	-	$61	$245	-	$270
Distributable Cash Flow[2]	$54	$39	-	$46	$190	-	$205
Distribution Coverage Ratio[2,3]	1.9x	1.3x	-	1.5x	1.5x	-	1.6x

Gross Capital, Excluding Investments	$75	$80	-	$90	$335	-	$375
Net Capital, Excluding Investments	$36	$40	-	$50	$180	-	$210

Further details with respect to the first quarter results and guidance can be found in the supplemental presentation on the Partnership's website, www.nblmidstream.com.

1 Includes crude oil sales volume

2 Results “attributable to the Partnership” exclude the non-controlling interests in the DevCos retained by Noble Energy. Adjusted EBITDA, DCF, and Distribution Coverage Ratio are not financial measures calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). For definitions of these non-GAAP measures, see “Non-GAAP Financial Measures” below.

3 Assumes 20% annualized distribution growth

Conference Call
Noble Midstream will host a webcast and conference call today at 10:00 a.m. Central Time to discuss first quarter 2019 financial and operational results. Conference call numbers for participation are 877-883-0383, or 412-902-6506 for international calls. The passcode number is 1549247. The live audio webcast and related presentation material is accessible on the ‘Investors’ page of the Partnership’s website at www.nblmidstream.com. A replay of the conference call will be available at the same web location following the event.

About Noble Midstream
Noble Midstream is a growth-oriented master limited partnership formed by Noble Energy, Inc. to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

Forward Looking Statements
This news release contains certain “forward-looking statements” within the meaning of federal securities law.

Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the Partnership's customers’ ability to meet their drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the ability of third parties to complete construction of pipelines in which the Partnership holds equity interests on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business, including those described under “Risk Factors” and “Forward-Looking Statements” in the Partnership’s most recent Annual Report on Form 10-K and in other reports we file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

This news release also contains certain non-GAAP measures of financial performance that management believes are useful tools for internal use and the investment community in evaluating Noble Midstream’s overall financial performance. Please see the attached schedules for reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Contact:
Megan Repine
Investor Relations
(832) 639-7380
megan.repine@nblmidstream.com

Schedule 1
Noble Midstream Partners LP
Revenue and Throughput Volume Statistics
(unaudited)

	Three Months Ended March 31,
	2019	2018
Colorado River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	52,668	66,537
Natural Gas Gathering Volumes (MMBtu/d)	263,298	207,848
Produced Water Gathering Volumes (Bbl/d)	13,380	16,220
Fresh Water Delivery Volumes (Bbl/d)	14,147	101,877
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$43,701	$52,274

San Juan River DevCo LP
Fresh Water Delivery Volumes (Bbl/d)	40,236	—
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$7,271	$447

Green River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	23,123	—
Natural Gas Gathering Volumes (MMBtu/d)	90,933	—
Produced Water Gathering Volumes (Bbl/d)	10,486	—
Fresh Water Delivery Volumes (Bbl/d)	120,451	21,995
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$21,614	$3,444

Blanco River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	38,479	14,409
Natural Gas Gathering Volumes (MMBtu/d)	98,651	39,703
Produced Water Gathering Volumes (Bbl/d)	104,246	25,985
Gathering Revenues — Affiliate and Third Party (in thousands)	$17,329	$6,887

Laramie River DevCo LP
Crude Oil Gathering and Sales Volumes (Bbl/d) (1)	113,450	53,293
Natural Gas Gathering Volumes (MMBtu/d)	5,773	—
Produced Water Gathering Volumes (Bbl/d)	14,178	4,773
Fresh Water Delivery Volumes (Bbl/d)	44,880	43,871
Gathering and Fresh Water Delivery Revenues — Third Party (in thousands)	$54,096	$32,454

Total Gathering Systems
Crude Oil Gathering and Sales Volumes (Bbl/d)	227,720	134,239
Natural Gas Gathering Volumes (MMBtu/d)	458,655	247,551
Barrels of Oil Equivalent (Boe/d)	286,522	165,976
Produced Water Gathering Volumes (Bbl/d)	142,290	46,978
Gathering Revenues (in thousands)	$114,739	$71,704

Total Fresh Water Delivery
Fresh Water Delivery Volumes (Bbl/d)	219,714	167,743
Fresh Water Delivery Revenues (in thousands)	$31,396	$24,186

(1)	Includes crude oil gathering volumes as well as crude oil that is sold to customers and transported on our gathering systems.

Schedule 2
Noble Midstream Partners LP
Consolidated Statement of Operations
(in thousands, except per unit amounts, unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues
Crude Oil, Natural Gas and Produced Water Gathering — Affiliate	$63,573	$43,024
Crude Oil, Natural Gas and Produced Water Gathering — Third Party	18,296	6,570
Fresh Water Delivery — Affiliate	27,587	20,284
Fresh Water Delivery — Third Party	3,809	3,902
Crude Oil Sales — Third Party	32,870	22,110
Other — Affiliate	836	955
Other — Third Party	989	888
Total Revenues	147,960	97,733
Costs and Expenses
Cost of Crude Oil Sales	30,898	21,439
Direct Operating	27,437	17,148
Depreciation and Amortization	19,351	11,329
General and Administrative	4,023	10,442
Total Operating Expenses	81,709	60,358
Operating Income	66,251	37,375
Other Expense (Income)
Interest Expense, Net of Amount Capitalized	5,230	1,033
Investment Income	(2,341)	(2,868)
Total Other Expense (Income)	2,889	(1,835)
Income Before Income Taxes	63,362	39,210
State Income Tax Provision	107	74
Net Income	63,255	39,136
Less: Net Income (Loss) Attributable to Noncontrolling Interests	19,696	(225)
Net Income Attributable to Noble Midstream Partners LP	43,559	39,361
Less: Net Income Attributable to Incentive Distribution Rights	3,507	819
Net Income Attributable to Limited Partners	$40,052	$38,542

Net Income Attributable to Limited Partners Per Limited Partner Common and Subordinated Unit
Basic	$1.01	$0.97
Diluted	$1.01	$0.97

Weighted Average Limited Partner Units Outstanding — Basic
Common Units	23,696	23,683
Subordinated Units	15,903	15,903
Total Limited Partner Units	39,599	39,586

Weighted Average Limited Partner Units Outstanding — Diluted
Common Units	23,721	23,698
Subordinated Units	15,903	15,903
Total Limited Partner Units	39,624	39,601

Schedule 3
Noble Midstream Partners LP
Consolidated Balance Sheet
(in thousands, unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash and Cash Equivalents	$9,506	$10,740
Accounts Receivable — Affiliate	43,784	31,613
Accounts Receivable — Third Party	21,632	23,091
Other Current Assets	4,616	5,875
Total Current Assets	79,538	71,319
Property, Plant and Equipment
Total Property, Plant and Equipment, Gross	1,571,105	1,500,609
Less: Accumulated Depreciation and Amortization	(90,469)	(79,357)
Total Property, Plant and Equipment, Net	1,480,636	1,421,252
Intangible Assets, Net	302,237	310,202
Goodwill	109,734	109,734
Investments	346,998	82,317
Other Noncurrent Assets	3,319	3,093
Total Assets	$2,322,462	$1,997,917
LIABILITIES, MEZZANINE EQUITY AND EQUITY
Current Liabilities
Accounts Payable — Affiliate	$924	$2,778
Accounts Payable — Trade	101,169	92,756
Other Current Liabilities	10,514	9,217
Total Current Liabilities	112,607	104,751
Long-Term Liabilities
Long-Term Debt	729,320	559,021
Asset Retirement Obligations	17,553	17,330
Other Long-Term Liabilities	641	582
Total Liabilities	860,121	681,684
Mezzanine Equity
Redeemable Noncontrolling Interest, Net	96,750	—
Equity
Limited Partner
Common Units (23,882 and 23,759 units outstanding, respectively)	714,465	699,866
Subordinated Units (15,903 units outstanding)	(120,692)	(130,207)
General Partner	3,507	2,421
Total Partners’ Equity	597,280	572,080
Noncontrolling Interests	768,311	744,153
Total Equity	1,365,591	1,316,233
Total Liabilities, Mezzanine Equity and Equity	$2,322,462	$1,997,917

Schedule 4
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures
Non-GAAP Financial Measures
This news release, the financial tables and other supplemental information include Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio, all of which are non-GAAP measures which may be used periodically by management when discussing our financial results with investors and analysts.
As a result of our increased investment in midstream entities during first quarter 2019, we have refined our presentation of Adjusted EBITDA to adjust for items with respect to our equity method investments. We now define Adjusted EBITDA as net income before income taxes, net interest expense, depreciation and amortization, transaction expenses, unit-based compensation and certain other items that we do not view as indicative of our ongoing performance. Additionally, Adjusted EBITDA reflects the adjusted earnings impact of our equity method investments by adjusting our equity earnings or losses from our equity method investments to reflect our proportionate share of the EBITDA of such equity method investments. Prior period Adjusted EBITDA has been reclassified to conform to the current period presentation.
Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures;

•	and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
As a result of our increased investment in midstream entities during first quarter 2019, we have also refined our presentation of distributable cash flow to adjust for items with respect to our equity method investments. We now define distributable cash flow as Adjusted EBITDA plus distributions received from our equity method investments less our proportionate share of Adjusted EBITDA from such equity method investments, estimated maintenance capital expenditures and cash interest paid. Prior period distributable cash flow has been reclassified to conform to the current period presentation.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash on a quarterly basis, and Distributable Cash Flow is one of the factors used by the board of directors of our general partner to help determine the amount of available cash that is available to our unitholders for a given period. We define Distribution Coverage Ratio as Distributable Cash Flow divided by total distributions declared. The Distribution Coverage Ratio is used by management to illustrate our ability to make our distributions each quarter.
We believe that the presentation of Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio provide information useful to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio is net income. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio exclude some, but not all, items that affect net income, and these measures may vary from those of other companies. As a result, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio as presented herein may not be comparable to similarly titled measures of other companies.
Noble Midstream does not provide guidance on the reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio due to the uncertainty regarding timing and estimates of these items. Noble Midstream provides a range for the forecasts of Net Income, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio to allow for the variability in timing and uncertainty of estimates of reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio. Therefore, the Partnership cannot reconcile forecasted Net Income to forecasted Adjusted EBITDA, forecasted Distributable Cash Flow or forecasted Distribution Coverage Ratio without unreasonable effort.
In addition to Net Income, the GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is net cash provided by operating activities. Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Due to the forward-looking nature of net cash provided by operating activities, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, Noble Midstream is unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to net cash provided by operating activities. Amounts excluded from these non-GAAP measures in future periods could be significant.

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of Net Income (GAAP) to Adjusted EBITDA and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended March 31,
	2019	2018
Reconciliation from Net Income (GAAP)
Net Income (GAAP)	$63,255	$39,136
Add:
Depreciation and Amortization	19,351	11,329
Interest Expense, Net of Amount Capitalized	5,230	1,033
State Income Tax Provision	107	74
Transaction and Integration Expenses	57	5,969
Proportionate Share of Equity Method Investment EBITDA Adjustments	2,003	704
Unit-Based Compensation	545	321
Adjusted EBITDA (Non-GAAP)	90,548	58,566
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	27,698	3,585
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	62,850	54,981
Add:
Distributions from Equity Method Investments	6,659	2,255
Less:
Proportionate Share of Equity Method Investment Adjusted EBITDA	3,031	2,566
Cash Interest Paid	6,558	2,407
Maintenance Capital Expenditures	5,955	4,540
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$53,965	$47,723
Distributions (Declared)	$27,792	$21,048
Distribution Coverage Ratio (Declared)	1.9x	2.3x

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Adjusted EBITDA
and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended March 31,
	2019	2018
Reconciliation from Net Cash Provided by Operating Activities (GAAP)
Net Cash Provided by Operating Activities (GAAP)	$83,944	$45,603
Add:
Interest Expense, Net of Amount Capitalized	5,230	1,033
Changes in Operating Assets and Liabilities	5,055	5,743
Transaction and Integration Expenses	57	5,969
Equity Method Investment EBITDA Adjustments	(3,628)	311
Other Adjustments	(110)	(93)
Adjusted EBITDA (Non-GAAP)	90,548	58,566
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	27,698	3,585
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	62,850	54,981
Add:
Distributions from Equity Method Investments	6,659	2,255
Less:
Proportionate Share of Equity Method Investment Adjusted EBITDA	3,031	2,566
Cash Interest Paid	6,558	2,407
Maintenance Capital Expenditures	5,955	4,540
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$53,965	$47,723
Distributions (Declared)	$27,792	$21,048
Distribution Coverage Ratio (Declared)	1.9x	2.3x

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of 2019 GAAP Guidance to 2019 Non-GAAP Guidance
(in millions, unaudited)

	2019 Guidance
	2Q19	Full Year
Reconciliation from Net Income (GAAP) to Distributable Cash Flow (Non-GAAP)
Net Income (GAAP)	$45- $52	$233 - $257
Add:
Depreciation and Amortization	21	83
Interest Expense, Net of Amount Capitalized	6	25
Unit-Based Compensation and Other	2	3.5
Transaction Expenses	—	—
Income Tax Provision (Benefit)	0	0.4
Proportionate Share of Equity Method Investment EBITDA Adjustments	2	10-11
Adjusted EBITDA (Non-GAAP)	$76 - $83	$355 - $380
Adjusted EBITDA Attributable to Noncontrolling Interests	21-22	110.5
Adjusted EBITDA Attributable to Noble Midstream Partners LP	$55 - $61	$245 - $270
Plus:
Distributions from Equity Method Investments	.2-.250	12-12.5
Less:
Proportionate Share of Equity Method Investment Adjusted EBITDA	2-3.5	14-25
Maintenance Capital Expenditures and Cash Interest Paid	12- 14	52.5
Distributable Cash Flow of Noble Midstream Partners LP	$39 - $46	$190 - $205
Distribution Coverage Ratio	1.3x - 1.5x	1.5x - 1.6x